EXHIBIT 10.2

CUTBACK AGREEMENT

THIS CUTBACK AGREEMENT (“Agreement”) is made and entered into as of the 1st day of November, 2017, by and between Clifton Bancorp Inc. (“CSBK”), its wholly owned-subsidiary, Clifton Savings Bank (the “Bank”), and Cynthia Sisco (the “Director”).

WITNESSETH

WHEREAS, the Director serves as a director of CSBK and the Bank;

WHEREAS, CSBK and Kearny Financial Corp. (“KRNY”) are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”) pursuant to which CSBK would merge with and into KRNY, with KRNY as the surviving corporation (the “Merger”); and

WHEREAS, it is a condition to KRNY’s willingness to enter into the Merger Agreement that the Director enter this Agreement in order to prevent KRNY or CSBK from being disallowed a deduction for payments made to the Director in connection with the Merger.

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which each party acknowledges, the parties intending to be legally bound agree as follows:

1.    DIRECTOR’S RIGHT TO PAYMENTS. In the event of a change in the effective ownership or control of CSBK or the Bank within the meaning of Treasury Regulation §1.280G-1 (“Change of Control”), the Director may be eligible to receive certain compensation and benefits under separate agreements.

2.    PARACHUTE PAYMENTS. If any payment or benefit that the Director would receive from the CSBK or the Bank, or any affiliate or successor thereto, in connection with a Change of Control (“Payment”) would constitute an “excess parachute payment” (as defined in Code Section 280G(b)(2)), such Payment shall be reduced to the minimum extent necessary to ensure that no portion of such Payment will be subject to the excise tax imposed by Code Section 4999. If a reduction in Payments constituting “parachute payments” is necessary, reduction shall occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to the Director.

3.    SUCCESSORS. This Agreement, including all of its terms and provisions, shall be binding upon and inure to the benefit of the parties and their personal representatives and, in the case of the Company, its successors and assigns.

4.    CHOICE OF LAW. This Agreement has been negotiated and executed, and is to be substantially performed, in the State of New Jersey. Any rights or obligations of the parties shall be governed by and construed under the internal laws of the State of New Jersey.

5.    AMENDMENTS. This Agreement may be amended, modified or terminated only in writing signed by the parties hereto.

This Agreement may be signed in multiple counterparts, each of which shall have the same effect as originals, but all such counterparts collectively shall constitute the same instrument.

IN WITNESS WHEREOF, the parties hereto have each executed this Cutback Agreement to be effective as of the date hereof.

CLIFTON BANCORP INC.

By:	/s/ Paul M. Aguggia
Paul M. Aguggia, President and CEO

CLIFTON SAVINGS BANK

By:	/s/ Paul M. Aguggia
Paul M. Aguggia, President and CEO

DIRECTOR:

/s/ Cynhia Sisco
Cynthia Sisco